Exhibit 10.2

DATED [                    ] 2012

Elan Corporation Plc

and

Prothena Corporation Plc

TRANSITIONAL SERVICES AGREEMENT

CONTENTS

1.	INTERPRETATION	1
2.	SERVICES TO BE PROVIDED	5
3.	WARRANTIES	6
4.	PERSONNEL	6
5.	DURATION	6
6.	SERVICE FEES	6
7.	TRANSITIONAL SERVICES CHANGE MANAGEMENT	7
8.	INTELLECTUAL PROPERTY	7
9.	DATA PROTECTION	7
10.	TERMINATION	8
11.	EFFECT OF TERMINATION	9
12.	LIABILITY	9
13.	AUDIT ACCESS	9
14.	CONFIDENTIALITY	9
15.	FORCE MAJEURE	10
16.	ENTIRE AGREEMENT	10
17.	ASSIGNMENT	10
18.	SUB-CONTRACTING	10
19.	NO PARTNERSHIP	10
20.	VARIATION	10
21.	SEVERABILITY	10
22.	WAIVER	11
23.	EXPENSES	11
24.	NOTICES	11
25.	DISPUTE ESCALATION PROCEDURE	11
26.	NON SOLICITATION	12
27.	COUNTERPARTS	12
28.	GOVERNING LAW AND JURISDICTION	12

SCHEDULE 1 – Transitional Services

SCHEDULE 2 – Service Fees

SCHEDULE 3 – Transitional Services Committee

SCHEDULE 4 – Premises

THIS AGREEMENT is made the      day of                  2012 (the “Effective Date”).

BETWEEN:

(1)	Elan Corporation Plc, a public limited company incorporated in Ireland (registered number 30356) having its registered office is at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland (“Elan”);

(2)	Prothena Corporation Plc, a public limited company incorporated in Ireland (registered number 518146) having its registered office is at 25-28 North Wall Quay, Dublin 2 (“Prothena”)

(each a “Party” and together the “Parties”).

WHEREAS:

A.	Elan entered into a demerger agreement with Prothena dated [ ] 2012 (the “Demerger Agreement”), pursuant to which the Prothena Business (as defined in the Demerger Agreement) will be separated from Elan and transferred to Prothena.

B.	In accordance with the Demerger Agreement, Elan has agreed to provide to Prothena certain transition services for specified periods following Completion (as defined in the Demerger Agreement), as set forth in Part A of Schedule 1.

C.	Elan desires to purchase from Prothena, and Prothena desires to provide to Elan certain transition services for specified periods following Completion as set forth in Part B of Schedule 1.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1.	Definitions

In this Agreement the following terms shall have the meanings specified below:

Affiliate means, in relation to either party, any company which is for the time being a holding company of that party or a subsidiary of that party or of any such holding company (as defined in Section 155 of the Companies Act 1963 (as amended)).

Agreement means this agreement and the schedules hereto;

Applicable Law means any Irish, U.S. federal, state, local or other foreign statute, enactment, ordinance, order, regulation, guidance or other similar instrument (including building codes and local authority byelaws) which relate to the provision or receipt of the Transitional Services or otherwise relate to the performance of this Agreement;

Background Intellectual Property Rights means any Intellectual Property Rights owned by or licensed to either Party and used by that Party in the provision of the Transitional Services;

Breaching Party has the meaning set forth in clause 10.3;

Business Day means 9am to 5.30pm on any day that is not a Saturday or a Sunday or public holiday, on which the banks are generally open for business in Ireland and New York City, New York, United States;

Completion has the meaning given to it in the Demerger Agreement;

Computer Systems means the computer equipment, software, ancillary equipment, communications equipment, operating software, routers, hubs, servers, micro processors, firmware and any equipment or systems containing, controlled or affected by any of the foregoing and used by either Party in the supply of the Transitional Services;

Confidential Information means any information which might fairly be considered to be of a confidential nature including commercial, business, financial, technical, operational, administrative, marketing, economic or other information or data (including trade secrets, know-how, customer and supplier details, new products, prices, strategy, marketing, business opportunities and future plans) in whatever form supplied or received (whether in oral, written, magnetic, electronic, digital or any other form) relating to the business and/or the affairs of either Party which is directly or indirectly disclosed or made available in connection with this Agreement by either Party, or on either Party’s behalf, to the other Party and/or any of the other Party’s directors, officers, employees, advisers or consultants before or after the date of this Agreement;

Continuing Affiliate means any Affiliate of Elan that will continue to be an Affiliate of Elan following Completion;

Data Protection Law means the Data Protection Acts 1988 and 2003 or any other similar Applicable Law and where Data Controller, Data Processor and Personal Data or Processing are referred to in this Agreement they shall have the respective meanings set out in the Data Protection Law;

Demerger Agreement has the meaning given to it in the Recitals

Effective Date means the date of Completion;

Elan has the meaning set forth in the Recitals;

Elan Services Fees has the meaning given to it in Clause 6;

Elan Services means the services to be provided by Elan to Prothena under this Agreement as set out in Part A of Schedule 1 (which for the avoidance of doubt include the IT Services).

Force Majeure means in relation to any Party, any circumstances beyond the reasonable control of that Party involving war, insurrection, riot, civil commotion, acts of terrorism, act of God, market closure (which is not in the ordinary course of business), fire, water damage, explosion, mechanical breakdown, any law, decree, regulation or order of any government or governmental body (including any court or tribunal), any material interruption in telecommunications, Internet or utilities services, in each case which is beyond the affected Party’s reasonable control and which actually prevents, hinders or delays such Party from performing its obligations under this Agreement;

Good Industry Practice means, in relation to any undertaking and any circumstances, the exercise of the skill, diligence, and prudence which would be expected from a reasonably skilled and experienced person engaged in the same type of undertaking in the same industry sector;

Initiating Party has the meaning given in clause 10.3;

Intellectual Property Right means any trade mark, service mark, trade name, mask work, invention, discoveries, concepts, ideas and improvements to existing technology, patent, patent application, trade secret, copyright, know-how, data, proprietary information, processes, procedure, protocol, techniques, designs, formulae, products, compounds, compositions, material, technologies, apparatus, devices, assays, screens, Internet domain names, trade dress and general intangibles of like nature (together with goodwill), customer lists, confidential information, licences, software, databases and compilations including any and all collections of data and all documentation thereof (including any registrations or applications for registration of any of the foregoing) all rights in or to any of the foregoing and any other similar type of proprietary intellectual property rights and “Intellectual Property” shall be construed accordingly;

IT Services means the IT services more particularly described in Part A of Schedule 1;

IT Services Agreement means any agreement to be entered into by Elan with a third party for the provision of the whole or part of the IT Services;

Nominated Representatives means the representative of each of the Parties for the purposes of this Agreement identified in Schedule 3;

Party has the meaning given in the Recitals;

Personal Data has the meaning given to it under the applicable Data Protection Law;

Personnel means those employees and other personnel of either Party, allocated by such Party to provide the Transitional Services or otherwise to be involved in the performance of this Agreement, including the Nominated Representatives;

Premises means the premises identified in Schedule 4;

Proceedings shall have the meaning given in clause 28.2;

Prothena Business has the meaning given to it in the Demerger Agreement;

Prothena Services Fees has the meaning given to it in clause 6;

Prothena Services means the services to be provided by Prothena and its Affiliates to Elan as set out in Part B of Schedule 1;

Provider means (i) Elan or its Affiliates, as applicable, with respect to the Elan Services and (ii) Prothena or its Affiliates, as applicable, with respect to the Prothena Services;

Service Fees means the fees to be paid for the Transitional Services pursuant to clause 6 as more particularly set out in Schedule 2;

Service Recipient means (i) Prothena or its Affiliates with respect to the Elan Services and (ii) Elan or any Continuing Affiliate with respect to the Prothena Services;

Service Tax or Service Taxes means sales, use, VAT (as defined below), ad volorem, transfer, recording, service, service use, and other similar taxes, fees, premiums, assessments or charges imposed or collected by any governmental entity or political subdivision thereof, together with any related interest and any penalties, additions to such tax or additional amounts imposed with respect thereto by such governmental entity or political subdivision;

Service Term means, in respect of each Transitional Service, the period from the date on which the Transitional Service is scheduled to commence and on which the Transitional Service (or part of a Transitional Service) is provided during the Term as set out in Schedule 1, or if earlier, the date on which the Transitional Service is terminated in accordance with Clause 10;

Transitional Services means either or both of the Elan Services and the Prothena Services, as the context so requires and “Transitional Service” shall be construed accordingly;

Transitional Services Commencement Date means the date of Completion;

Transitional Services Management Committee means the committee to be established by the Parties pursuant to clause 7;

Term has the meaning given in clause 5; and

VAT means Value Added Tax.

1.2.	Interpretation Generally

1.2.1.	Any reference to any statute, statutory provision or to any order or regulation shall be construed as a reference to that statute, provision, order or regulation as extended, modified, replaced or re-enacted from time to time (whether before or after the date of this Agreement) and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom (whether before or after the date of this Agreement);

1.2.2.	words denoting any gender include all genders and words denoting the singular include the plural and vice versa;

1.2.3.	all references to recitals, clauses, paragraphs, schedules and annexures are to recitals in, clauses and paragraphs of and schedules and annexures to this Agreement, unless specified otherwise;

1.2.4.	headings are for convenience only and shall not affect the interpretation of this Agreement;

1.2.5.	words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall unless the context clearly indicates to the contrary refer to the whole of this Agreement and not to any particular section, clause or paragraph hereof;

1.2.6.	in construing this Agreement general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words and any reference to the word “include” or “including” is to be construed without limitation;

1.2.7.	the word “or” shall unless the context clearly indicates to the contrary be interpreted as “and/or”;

1.2.8.	any reference to “Agreement” or any other document or to any specified provision of this Agreement or any other document is to this Agreement, that document or that provision as in force for the time being and as amended from time to time in accordance with the terms of this Agreement or that document;

1.2.9.	any reference to a person shall be construed as a reference to any individual, firm, other party, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

1.2.10.	any reference to a person includes his successors, personal representatives and permitted assigns;

1.2.11.	“writing” or any similar expression includes transmission by facsimile sent in accordance with clause 24 of this Agreement;

1.2.12.	any references to “EUR,” “€” or “euros” are to euros, the lawful currency of Ireland;

1.2.13.	any references to “USD,” “$” or “dollars” are to U.S. dollars, the lawful currency of the United States;

1.2.14.	if any action or duty to be taken or performed under any of the provisions of this Agreement would fall to be taken or performed on a day which is not a Business Day such action or duty shall be taken or performed on the Business Day next following such day;

1.2.15.	all references to time are references to Irish time;

1.2.16.	the contra proferentem rule of construction shall not apply in the interpretation of this Agreement; and

1.2.17.	for the avoidance of doubt, any reference to Ireland does not include Northern Ireland.

1.2.18.	Capitalized terms used but not defined herein shall have the meanings specified in the Demerger Agreement, as it may be amended from time to time.

1.3.	Schedules

The contents of the schedules form an integral part of this Agreement and shall have as full effect as if they were incorporated in the body of this Agreement and the expressions “this Agreement” and “the Agreement” as used in any of the schedules shall mean this Agreement and any reference to “this Agreement” shall be deemed to include the schedules.

2.	SERVICES TO BE PROVIDED

2.1.	With effect from the Transitional Services Commencement Date and subject to clauses 10 and 2.7:

2.1.1.	Elan or its Affiliates shall provide or procure the provision of the Elan Services to Prothena and its Affiliates for each Service Term as set forth in Part A of Schedule 1; and

2.1.2.	Prothena or its Affiliates shall provide or procure the provision of the Prothena Services to Elan and any relevant Continuing Affiliates for the relevant Service Term as set forth in Part B of Schedule 1.

2.2.	In performing its obligations under this Agreement, each party shall use reasonable endeavours to:

2.2.1.	provide the Transitional Services using commercially reasonable skill and judgment, in accordance with the policies and procedures of the Provider in place as of the date of Completion and, to the extent applicable, in a comparable manner and to a comparable level of service as the Service Recipient enjoyed during the twelve (12) month period preceding the Transitional Services Commencement Date and at all times in accordance with Applicable Law;

2.2.2.	maintain the necessary resources (human and technological) to provide the Transitional Services; and

2.2.3.	use reasonable endeavours to promptly obtain the authorisations, memberships, licences, approvals, consents or qualifications of any person as may be necessary for the performance of its obligations pursuant to this Agreement, including obtaining from third party providers all consents necessary to grant any sublicenses in connection with the performance of Transitional Services hereunder and maintain such authorisations, memberships, licences, approvals, consents and qualifications in full force and effect.

2.3	In the event that the consent of a third party provider, if required, is requested by the Provider and is not obtained within thirty (30) days following Completion, the Provider shall notify the Service Recipient and shall cooperate with the Service Recipient to provide an alternate means of providing the Transitional Services affected by such failure to obtain consent, such alternative to be reasonably satisfactory to the Parties. In the event that such an alternative is required and agreed upon by the Parties, the Provider shall provide the Transitional Services in such alternative manner and the Service Recipient shall bear any expenses incurred in the provision of such Transitional Services through such alternative means.

2.4	If the Parties do not elect such an alternative plan, either Party may terminate any such affected Transitional Services upon ten (10) days’ prior written notice. The Service Recipient shall be responsible for any costs or expenses incurred in connection with obtaining any consents, approvals or authorizations described in clause 2.2.3 or 2.3.

2.5	The Provider shall not be in breach of this Agreement for a failure, delay or other problem in connection with the provision of (or the procurement of the provision of) the Transitional Services (or part thereof) to the extent the Provider’s inability to perform the Transitional Services is directly attributable to a failure by the Service Recipient. Where a failure by the Service Recipient causes a delay in the provision of the Transitional Services, the time allowed in respect of the provision of such delayed Transitional Services shall be extended by the amount of time reasonably required to re-schedule events or steps that would otherwise have occurred, but for, or which were directly impacted as a result of, such failure by the Service Recipient.

2.6	Notwithstanding anything to the contrary contained in this Agreement (including the accompanying schedules), no Provider (or any of its Personnel or, if applicable, subcontractors) shall make any substantive business decisions with respect to the Service Recipient in performing Transitional Services. Each provision of this Agreement (including the accompanying schedules) shall be interpreted in a manner consistent with this clause 2.6.

2.7

Elan shall provide or procure the provision of the IT Services to Prothena and its Affiliates until (i) 30th June 2013, (ii) until the date of commencement of the IT Services Agreement or (iii) until the IT Services are terminated in accordance with Clause 10, whichever date is the earlier.

3.	WARRANTIES

3.1.	Each Party warrants to the other Party that it has the corporate power and capacity and all necessary licences, permits and consents to enter into this Agreement and to perform its obligations under this Agreement.

3.2.	Except to the extent set out in this Agreement, all representations, warranties, conditions and other terms express or implied by statute or common law are, to the fullest extent permitted by law, excluded from this Agreement.

4.	PERSONNEL

4.1.	Each Party shall co-operate as far as is reasonably practicable in providing any information or assistance reasonably requested by the other Party, provided that such information is reasonably necessary in connection with the Transitional Services, and shall ensure that such of its Personnel whose decisions and input are necessary for the provision of the Transitional Services are reasonably available to the other Party for consultation and negotiation in relation to any matter connected with this Agreement and the provision of the Transitional Services.

4.2.	Each Party shall allow or procure reasonable access to any Premises from which the Transitional Services are provided to suitable qualified Personnel of the other Party, and each Party shall ensure that all of its Personnel allowed access pursuant to the provisions of this clause comply with all reasonable safety, confidentiality and security requirements notified to it from time to time by the Party allowing access.

4.3.	It is acknowledged by the Parties that this Agreement constitutes a contract for the provision of services and not a contract of employment. Accordingly, during the Term of this Agreement, each Party shall at all times retain overall control of its Personnel who shall perform the relevant Transitional Services at the direction of such Party; and such Party shall be solely responsible for the payment of all remuneration and benefits of any kind (including all salaries, holiday pay, tax, health insurance, pay related social insurance payments and contributions to pension arrangements) and shall make all proper deductions from the remuneration that it pays to its Personnel and sub-contractors.

5.	DURATION

This Agreement shall come into effect on the Transitional Services Commencement Date and unless earlier terminated pursuant to clause 10, shall continue in full force for each Service Term set forth in part A or part B of Schedule 1, or until 31 December 2013 (whichever date is the earlier) unless terminated prior to the end of such period in accordance with this Agreement (“Term”).

6.	SERVICE FEES

6.1.	As compensation for the Transitional Services to be provided hereunder, Prothena shall pay to Elan (or a nominated Affiliate) a fee for each Elan Service (the “Elan Services Fees”) and Elan shall pay to Prothena (or a nominated Affiliate) a fee for the Prothena Services (the “Prothena Services Fees”) in each case in the amount and in accordance with Schedule 2 (which, for the avoidance of doubt, reflects an arm’s length cost-plus standard) and including, as applicable, any fees for any Elan Services or Prothena Services provided by third party providers and invoiced to the Service Recipient at cost (such fees, “Service Fees”).

6.2.	Unless otherwise stated (including in the relevant Schedules) all amounts payable under this Agreement shall be invoiced by the Provider (or its nominated Affiliate) monthly in arrears and shall be due and payable in U.S. dollars within thirty (30) days after the receipt of such invoice.

6.3.	In addition to the amounts described in clause 6.1, each Service Recipient shall pay, and hold its Provider harmless against, any Service Taxes applicable to the provision of the Transitional Services, which, for the avoidance of doubt, will not include any income or franchise taxes. In connection with the foregoing, all amounts stated to be payable under this Agreement are stated as exclusive of any VAT chargeable on them, which shall be paid by the paying Party at the rate and in the manner prescribed in law from time to time.

6.4.	If the Service Recipient receives an invoice from the Provider which it disputes in good faith, the Service Recipient shall notify the Provider in writing of such dispute as soon as reasonably practicable and the Service Recipient may withhold payment of such sums as are in dispute pending resolution of such dispute.

6.5.	Each party shall be entitled to receive interest on any payment not made to it when properly due to it pursuant to the terms of this Agreement, calculated from day to day at a rate per annum equal to 2% above the providing base rate of the European Central Bank and payable from the day after date on which payment was due up to and including the date of payment.

6.6.	All Service Fees payable under this Agreement shall become due immediately on termination (in whole or in part) or expiry of this Agreement.

7.	TRANSITIONAL SERVICES CHANGE MANAGEMENT

7.1.	The Parties shall establish, operate and maintain the Transitional Services Management Committee during the Term of this Agreement and hereby appoint the respective Nominated Representatives identified in Schedule 3 to serve on such Transitional Services Management Committee.

7.2.	Without prejudice to the other provisions of this Agreement, the Nominated Representatives of each Party shall meet every month in person or by telephone until termination or expiry of this Agreement to discuss the performance of the Transitional Services.

7.3.	The Nominated Representatives shall be responsible for the management of all matters relating to the provision of the Transitional Services and for liaising with each other to ensure the smooth operation of this Agreement and the proper discharge by each Party of its respective obligations.

7.4.	In the event that either Party’s Nominated Representative, shall for any reason, cease to be engaged in the Transitional Services, such Party shall take all reasonable steps to arrange that a suitably qualified replacement is appointed as soon as is reasonably practical, that there is a reasonable handover period, that the adverse effects of a change of Nominated Representative are minimised and where reasonably practicable, that the other Party is notified in writing in advance of the change.

7.5.	All changes to the Transitional Services shall be managed and agreed in writing between the Nominated Representatives.

8.	INTELLECTUAL PROPERTY

8.1	Save as expressly provided for in this Agreement, no party shall be granted any proprietary or other interest in respect of the Intellectual Property Rights of any other party and, for the avoidance of doubt, nothing in this Agreement shall transfer or grant to Prothena any right, title or interest in or to any trademarks or other Intellectual Property Rights owned or used by Elan.

8.2	The Provider hereby grants, or shall procure the grant of, to the Service Recipient a non-exclusive, non-transferable, royalty-free licence (without the right to sub-licence) to use any Intellectual Property Rights owned by the Provider (or licensed to the Provider) for the Term solely to the extent necessary for the receipt of the Transitional Services by the Service Recipient in accordance with and subject to the terms of this Agreement and each such licence shall terminate automatically on cessation of the provision of the relevant Transitional Service to which it relates.

8.3	The Service Provider hereby grants to the Provider a non-exclusive, non-transferable, royalty-free licence (without the right to sub-licence) to use any Intellectual Property Rights owned by the Service Recipient (or licensed to the Service Recipient) for the Term solely to the extent necessary for the provision of the Transitional Services by the Provider under this Agreement and each such licence shall terminate automatically on cessation of the provision of the relevant Transitional Service to which it relates.

9.	DATA PROTECTION

9.1	With respect to the Parties’ rights and obligations under this Agreement in relation to Personal Data, the Parties agree that except to the extent set out in this clause 9, they each shall remain solely responsible for determining the contents and use of their Personal Data.

9.2	To the extent that the provision of Transitional Services involves the processing of Personal Data by one Party (the “Data Processor”) on behalf of the other (the “Data Controller”), the Data Processor agrees that:

9.1.1.	it shall only process Personal Data in accordance with the instructions of the Data Controller and solely as strictly necessary for the performance of its obligations under this Agreement;

9.1.2.	it shall implement and maintain such technical and organisational security measures as are required to comply with the data security obligations in Data Protection Law;

9.1.3.	the Data Controller (or its authorised representative(s)) shall be entitled at its own cost, at reasonable times and on reasonable notice, to audit the technical and organisational security measures adopted by the Processor to ensure that such measures comply with the data security obligations in Data Protection Law; and

9.1.4.	the Data Processor shall report any incident which gives rise to a risk of unauthorised disclosure, loss, destruction or alteration of such personal data to the Controller immediately upon becoming aware of such an incident.

9.2.	In connection with the Parties’ access to the facilities and Computer Systems of the other:

9.2.1.	each Party agrees that it will comply, and will ensure that its respective employees, agents and suppliers comply, with its obligations as required under Data Protection Law; and

9.2.2.	each Party agrees that it will use best endeavours to procure that its employees, agents and service providers only access and use relevant Premises, facilities, systems and data as required for the performance of their allocated responsibilities and in accordance with such policies and procedures in force from time to time which have been notified to it in writing with respect to access to and use of the other Party’s Premises including, inter alia, security policies and health and safety policies.

10.	TERMINATION

10.1.	Either Party may terminate this Agreement at any time forthwith on written notice if a receiver, examiner or administrator is appointed of the whole or any part of the other Party’s assets or the other Party is struck off the Register of Companies in the jurisdiction where it was incorporated or an order is made or a resolution passed for winding up the other Party (unless such order or resolution (i) is part of a voluntary scheme for the reconstruction or amalgamation of the Party as a solvent corporation and the resulting corporation, if a different legal person, undertakes to be bound by this Agreement or (ii) is discharged within twenty (20) Business Days).

10.2.	The Service Recipient may terminate this Agreement with respect to any Transitional Service at any time prior to the last day of the Service Term for such Transitional Service (as set forth on Schedule 1) upon fifteen (15) days’ written notice to the Provider.

10.3	A Party (the “Initiating Party”) may terminate this Agreement, only to the extent that it relates to any particular Transitional Service, with immediate effect by written notice to the other Party (the “Breaching Party”) if the Breaching Party is in material breach of this Agreement and, if the breach is capable of remedy, fails to remedy the breach within twenty (20) Business Days starting on the day after receipt of written notice from the Initiating Party giving full details of the breach and requiring the Breaching Party to remedy the breach and stating that a failure to remedy the breach may give rise to termination under clause 10.3 of this Agreement.

10.4	Termination of this Agreement shall not prejudice any rights of either Party which may have arisen on or before the date of termination, including any rights to payment of Service Fees pursuant to clause 6.

10.5	Any waiver by either Party of a breach of any provision of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other provision.

10.6	Upon the termination of this Agreement for any reason, subject as otherwise provided in this Agreement to any rights or obligations which have accrued prior to termination, neither of the Parties shall have any further obligation to the other under this Agreement.

10.7	Clauses 8, 9, 10.4, 10.5, 10.6, 11, 12, 13, 14, 24, 25 and 28 (inclusive) shall survive expiry or termination (for whatever reason) of this Agreement.

11.	EFFECT OF TERMINATION

11.1	Upon any termination or expiry of this Agreement (howsoever occasioned) each Party may require the other Party to return or delete, or to deliver up all or any off-line storage and security and copies of, the requesting Party’s Confidential Information, Background Intellectual Property Rights and Personal Data then in the other Party’s possession or control (excluding documents stored in either party’s back up electronic archives).

11.2	The provisions of this clause 11 shall apply mutatis mutandis to any partial termination of this Agreement.

12.	LIABILITY

12.1.	Nothing in this Agreement shall limit the liability of either party for:

12.1.1.	fraud or fraudulent misrepresentation;

12.1.2.	for death or personal injury caused by its negligence or the negligence of its employees, contractors or agents;

12.1.3.	any liability which cannot be excluded or limited by law.

12.2	Subject to Clause 12.1, no party shall be liable to another party for any indirect or consequential loss or damage even if foreseeable or if such party has been advised of the possibility of such losses.

12.3	Subject to Clause 12.1, the total liability of either party arising under or in connection with this Agreement, whether in tort (including negligence), contract, representation (other than fraudulent misrepresentations) or otherwise or for loss (whether direct, indirect or consequential) of business, profits, use, revenue, data, anticipated savings or goodwill shall be limited to USD$500,000.

12.4	Neither party shall be liable for any failure to provide, or for any delay in the provision of, any of the Transitional Services to the extent that such failure or delay is directly caused or is contributed to directly by any failure of a third party service provider retained directly by the Provider to provide an element of the Transitional Services.

13.	AUDIT ACCESS

13.1.	Each Party shall keep or cause to be kept full and accurate records (the “Records”) existing or generated as part of the Transitional Services performed in connection with this Agreement in accordance with Applicable Law and regulation and consistent with Good Industry Practice. Such Records shall be kept for a period of seven (7) years from the date of their creation, and shall be made available to the other Party promptly on request in such format as may be reasonably requested at the requesting Party’s cost.

13.2.	Each Party shall grant to the other Party, any internal, external and statutory auditors and/or regulators of the other Party and their respective authorised agents the right of reasonable access to the Records and any sites and materials on reasonable notice and shall provide all reasonable assistance at all times for the purposes of carrying out an audit of the other Party’s compliance with this Agreement. Each Party will give and procure such assistance as may be necessary for the other Party, their auditors and regulators, to understand any such information.

14.	CONFIDENTIALITY

14.1.	Any Confidential Information of either Party provided to or accessible by the other Party in connection herewith, regardless of form, shall be received and held in confidence and used solely for purposes relating to this Agreement.

14.2.	“Confidential Information” as defined herein does not include any information (i) lawfully received by the receiving Party from another source free of restriction and without breach of this Agreement, (ii) that becomes generally available to the public without breach of this Agreement, or (iii) known to the receiving Party at the time of disclosure free from any confidentiality obligations (including existing confidentiality obligations to the other Party). Each Party shall be fully responsible for breaches of its obligations under this clause 14 by its agents, employees, contractors or subcontractors.

14.3.	Nothing contained in this clause 14 shall prohibit any Party from disclosing, or permitting the disclosure of, Confidential Information if and only to the extent that such Party is compelled to disclose such Confidential Information by judicial or administrative process or by other requirements of Applicable Law.

14.4.	Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made as described in the preceding sentence, the Party receiving such demand or request shall, unless prohibited by Applicable Law, promptly notify the other Party in writing of the existence of such demand or request and shall provide such Party with a reasonable opportunity to seek an appropriate protective order or other remedy at such Party’s expense. In the event that such appropriate protective order or other remedy is not obtained or is not sought, the Party receiving such demand or request shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed. The provisions of this clause 14.4 do not apply to any legal proceedings between the Parties to this Agreement.

15.	FORCE MAJEURE

15.1.	If any Party is affected by Force Majeure, it shall promptly notify the other Party of the nature and extent of the circumstances in question.

15.2.	Provided that the Party affected by Force Majeure continues to use all reasonable endeavours to perform its obligations under this Agreement, such Party shall not be deemed to be in breach of this Agreement, or otherwise be liable to the other Party, for any delay in performance or other non-performance of any of its obligations under this Agreement to the extent that the delay or non-performance is due to any Force Majeure of which it has notified the other Party, and the time for performance of that obligation shall be extended accordingly.

16.	ENTIRE AGREEMENT

16.1.	This Agreement set out the entire agreement and understanding between the Parties in respect of the provision of Transitional Services and, save to the extent there has been a fraudulent misrepresentation, supersedes all previous agreements, arrangements, representations and understandings between the Parties, whether written or oral, relating to the provision of Transitional Services, which shall cease to have any further force or effect.

17.	ASSIGNMENT

17.1.	Neither Party may assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of the other Party.

18.	SUB-CONTRACTING

The Provider reserves the right to use sub-contractors to assist it in the provision of the Transitional Services as the Provider deems appropriate.

19.	NO PARTNERSHIP

Nothing in this Agreement shall create, or be deemed to create, a partnership between the Parties. In providing and/or procuring the provision of the Transitional Services, the Parties shall at all times be independent contractors.

20.	VARIATION

This Agreement may not be modified except by an instrument in writing signed by the duly authorised representatives of both Parties.

21.	SEVERABILITY

If any provision of this Agreement is held by any court or other competent authority to be void or unenforceable in whole or in part, the other provisions of this Agreement and the remainder of the affected provisions shall continue to be valid. The Parties shall then use all reasonable endeavours to replace the void or unenforceable provision with a valid and enforceable substitute provision, the effect of which is as close as possible to the intended effect of the void or unenforceable provision.

22.	WAIVER

Either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the warranties contained herein or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any failure to assert, or delay in the assertion of, rights under this Agreement shall not constitute a waiver of those rights or of any other rights under this Agreement.

23.	EXPENSES

Except as otherwise provided in this Agreement, the Parties shall bear their respective direct and indirect costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby.

24.	NOTICES

24.1.

Any notice or other communication to be given by one Party to the other Party under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the Party giving it. It shall be served by sending it by fax to the number set out in Schedule 3, or delivering it by hand, or sending it by pre-paid recorded delivery, special delivery or registered post, to the address set out in Schedule 3, and in each case marked for the attention of the relevant Party set out in Schedule 3 (or as otherwise notified from time to time in accordance with the provisions of this clause). Any notice is effective when delivered. A notice given by post shall be deemed (if not proved to have been delivered earlier) to have been duly given on the third (3rd) day after posting.

24.2.	A Party may notify the other Parties to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause, provided that such notice shall only be effective on:

24.2.1.	the date specified in the notice as the date on which the change is to take place; or

24.2.2.	if no date is specified or the date specified is less than five (5) Business Days after the date on which the notice is received, the date falling five (5) Business Days after notice of any change has been received.

25.	DISPUTE ESCALATION PROCEDURE

25.1.	Where at any point during the Term of this Agreement any matter relating to this Agreement cannot be agreed by the Parties, it shall be escalated as follows:

25.1.1.	the matter shall be referred as soon as practicable to the Nominated Representative for resolution; and

25.1.2.	if the matter has not been resolved within ten (10) Business Days (or such longer period as may be agreed in writing by the Parties) of being referred to the Nominated Representative or if the Nominated Representative determine it is incapable of being resolved at that level, then the matter shall be immediately referred to the Chief Executive Officer of Prothena and the Chief Executive Officer of Elan; and

25.1.3.	if after the expiry of 30 Business Days from the time the matter in dispute was referred to the CEO of each of Elan and Prothena the matter remains unresolved, the Parties shall refer the matter to non-binding mediation in accordance with the procedure set out in clause 21.3.1 of the Demerger Agreement.

25.1.4.	in the event that:-

(1)	having been so requested, the mediation does not commence within 20 Business Days of the request for mediation; or

(2)	a binding settlement in writing is not reached within a period of 60 Business Days after the delivery of a written request for mediation;

25.1.5.	and, in any such case, the dispute or difference referred to in this clause 25 remains unresolved, the Parties (or the relevant one of them) shall then be entitled to instigate legal proceedings

25.2.	Any joint decision as to a resolution at any stage in the above process shall be recorded in writing and signed on behalf of each Party and shall be final and binding on the Parties.

26.	NON SOLICITATION

The parties will comply with their non solicitation obligations at clause 17 of the Demerger Agreement.

27.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument. This Agreement shall be of no effect unless and until each Party has executed at least one counterpart.

28.	GOVERNING LAW AND JURISDICTION

28.1.	This Agreement shall be governed by and construed in accordance with the laws of Ireland.

28.2.	Subject to the provisions of clause 25, each of the Parties irrevocably agrees that the courts of Ireland are to have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the non-exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this Agreement (the “Proceedings”) may therefore be brought in the courts of Ireland.

28.3.	Each of the Parties irrevocably waives any objection to Proceedings in the courts referred to in clause 28.2 on the grounds of venue or on the grounds of forum non conveniens.

28.4.	The submission to the non-exclusive jurisdiction of the courts referred to in clause 28.2 shall not (and shall not be construed so as to) limit the right of the Parties to take Proceedings against the other Party in any other court of competent jurisdiction, nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law and subject to the provisions of clause 25.

IN WITNESS whereof this Agreement has been duly executed on the date shown at the beginning of this Agreement.

SIGNED for and on behalf

of ELAN CORPORATION PLC

by

(Signature)

in the presence of:

Signature of Witness:

Name of Witness:

Address of Witness:

Occupation of Witness:

SIGNED for and on behalf

of PROTHENA CORPORATION PLC

by

in the presence of:

(Signature)

Signature of Witness:

Name of Witness:

Address of Witness:

Occupation of Witness:

SCHEDULE 1

Transitional Services

The following categories of services will be provided:

Part A – Elan Services

The Elan Services shall comprise the following:

Elan Service	Description of Services	Date Service Term ends	Personnel for provision of the Elan Services
CMC / QA
	Chemistry, Manufacturing and Control Project Management for all Prothena Programs. Managing processes with Boehringer Ingelheim on three projects: NEOD001, NEOD002, MCAM	29 March 2013	Gerry Murphy

	Packaging and Labling Management for all Prothena Programs including NEOD001, NEOD002, MCAM	28 June 2013	Phil Chou

	Bio Ananlytical Management for all Prothena Programs including NEOD001, NEOD002, MCAM	28 June 2013	Holly Lin

	Quality Assurance Management for all Prothena Programs including NEOD001, NEOD002, MCAM	1 April 2013	Patrick Smith

	Chemistry, Manufacturing and Control Project Management for all Prothena Programs including NEOD001, NEOD002, MCAM	1 March 2013	David Bruton

	Chemistry, Manufacturing and Control Regulatory Management for all Prothena Programs including NEOD001, NEOD002, MCAM	1 April 2013	Karen Quigley / Amy Smith

Information Services
	Provide laboratory notebook type services	1 March 2013	Cary Cochrell

Facilities
	Environmental Health & Safety Management for Prothena	1 April 2013	David Meyer

	Security Management for Prothena	26 April 2013	Alex Sanchez

	Procurement Management for Prothena	26 April 2013	Jim Latimer

Company Secretary
	Secretarial and Corporate Support for Prothena’s Irish Companies (Neotope Biosciences Ltd, Onclave Therapeutics Ltd and Prothena plc)	28 June 2013	Liam Daniel

These services shall not include acting as a company secretary, director or officer for any of Prothena companies or Affiliates (including Neotope Biosciences Ltd., Onclave Therapeutics Ltd and Prothena Plc) or acting as an authorised signatory or providing a registered office for any of the Prothena companies or Affiliates.

Finance
	External financial reporting services including assistance with SEC external reporting filing obligations for year end 2012	31 March 2013	Darragh Lyons

	Accounts payable services - provision of temporary accounts payable services as required	28 February 2013	Dan Hensley

	Irish tax transition assistance to Prothena finance team - Irish tax compliance and tax registration assistance and general Irish tax advice	31 March 2013	Sean Murphy

	SOX / Internal Audit services - advisory / consulting services, including initial filing setup	31 March 2013	Edgar Trinidad / Sandy Alipio

	Assistance with opening bank accounts	31 March 2013	David Egan

Legal
	Oversight of outside IP and corporate counsel, assistance/ guidance on IP, transactional, regulatory, compliance and corporate matters.	31 December 2012	Nina Ashton

	Stock Administration Training for Prothena	31 March 2013	Liz Fitzgerald

	Assistance with legal obligations associated with the recent formation of Prothena Biosciences Inc.	31 March 2013	John Donahue (Legal 5%, HR 10%)
		31 March 2013	Diana King

	Ensure transition of appropriate employee data/information from Elan to Prothena; assistance/guidance on select employee relations and employment law topics; other misc. topics, if needed	31 March 2013	Mike Feinman

Compliance
	Assist in the setting up of Compliance Management for Prothena. Assist in the day-to-day operations of the Compliance Program	31 March 2013	Fabiana Lacerca-Allen

HR
	Ensure appropriate/smooth transition of year-end 2012 compensation process; provide access to any 2013 compensation surveys (to extent it already has access); HRIS topics related to compensation (e.g., data requirements, modeling approach); other misc. compensation topics	31 March 2013	Tara Cassidy

	Ensure appropriate/smooth transition to 2013 Prothena benefits platform; assistance to deal with immediate needs @ plan-year beginning; HRIS topics related to benefits (e.g., file feeds to carriers); other misc. benefits topics	31 March 2013	Laura Klenske

External Communications	Assist Prothena to establish its investor relation function, including identification and initial management of an external vendor to conduct relations on behalf of Prothena	31 December 2012	Anita Kawatra

Other	Continue to support Prothena’s Research initiatives	31 December 2012	Peter Seubert

	Oversight of operations including facilities, IT, compliance and HR	11 January 2013	Johannes Roebers

IT Services

•   Helpdesk Support

•   IT Procurement support

•   Client Software Installations and Support

•   Client Hardware Break/Fix Support

•   Mobile Device Management

•   User Provisioning /Deactivation

•   Email Management

•   Application User Account Management

•   Fixed Line Telephony, and Voicemail support

•   File and Print Server management

•   Audio Conference Support

•   Telecom Support

•   Patch Management

Service Term ends in accordance with clause 2.7

•   Mobility Services

•   VPN Remote access

•   Data Centre Management

•   Provision of IT security Management

•   Action vulnerability notifications on IT infrastructure.

•   Manage service to minimize the impact on business operations after an IT Security incident has occurred.

•   IT Compliance including SOX management

•   Lab Systems Support

•   Back up & Recovery Management

•   Lab System Recovery Support

•   Network and Firewall Management,

•   Local Area Network Management

•   Server Management

•   Storage Management

•   Infrastructure Backups

•   ERP Support

•   Domain Registrations and Management

•   Technical Website Management

• IT Vendor Contract management

Part B -Prothena Services

Prothena Service	Description of Services	Date Service Term ends	Personnel for the provision of the Prothena Services
Finance	Provision of clinical costing / financial modelling services	31 March 2013	Randy Fawcett

Tysabri Services

Working with Elan on ongoing studies for VLA4 antagonists including:

-CIDP

-Spinal Cord Injury

-Other similar studies

Providing Elan with the assistance necessary to connect with the right laboratories for ongoing VLA4 antagonist studies.

Working with Elan on Tysabri risk stratification

Working with Elan on PML issues

Finalizing discussion papers with BIIB on risk stratification and PML biology

Working with Elan medical affairs on educational programs both internally and externally.

Providing assistance with the history of Tysabri from a research and clinical development perspective

31 December 2013

Elan Publication Review	At the request of Elan / Guriq Basi; Gene Kinney / Prothena will assist Guriq Basi / Elan in reviewing proposed Elan publications related to work done at Elan prior to Completion. Such assistance shall not require a time commitment of in excess of five percent of any work day of Gene Kinney and shall end no later than June 30, 2013	30 June 2013	Gene Kinney

SCHEDULE 2

Service Fees

1.1	The Elan Services Fees will comprise:

1.1.1	a charge per full time equivalent (“Full Time Equivalent” or “FTE”) allocated by Elan to the provision of the Elan Services (excluding the IT Services, which are addressed below) (plus a mark up of 40% to cover the fully loaded cost (including overheads) and reflect an arm’s length cost-plus standard). The FTE shall be calculated on the basis of the number of Elan staff or contractors supporting the provision of the Elan Services in a particular month, and the portion of time dedicated by them to the provision of the Elan Services. The FTE shall be calculated by using a rate of USD$250,000 per annum (before mark up of 40%) per employee allocated by Elan to provide the Elan Services who are in Elan’s staff wage bands 1-5. A rate of USD$400,000 per annum (before mark up of 40%) shall apply for any employee allocated by Elan to provide the Elan Services who are in Elan’s staff wage band 6 and above.

1.1.2	a fixed monthly charge of USD$75,000 (which includes a mark up) in respect of the IT Services for so long as such services are provided in accordance with clause 2.7 of this Agreement, which, for the avoidance of doubt, reflects and arm’s length cost-plus standard.

1.2	The Prothena Services Fees will comprise:

1.2.1	a charge per full time equivalent (“Full Time Equivalent” or “FTE”) allocated by Prothena to the provision of the Prothena Services (plus a mark up of 40% to cover the fully loaded cost (including overheads) and reflect an arm’s length cost-plus standard). The FTE shall be calculated on the basis of the number of Prothena staff or contractors supporting the provision of the Prothena Services in a particular month, and the portion of time dedicated by them to the provision of the Prothena Services. The FTE shall be calculated by using a rate of USD$250,000 per annum (before the mark up of 40%) for any employee allocated by Prothena to provide the Prothena Services who was last in Elan’s staff wage bands 1-5 prior to Completion. A rate of USD$400,000 per annum (before mark up of 40%) shall apply for any employee allocated by Prothena to provide the Prothena Services who was last in Elan’s staff wage band 6 prior to Completion. If an employee is used by Prothena to provide the Prothena Services who was not employed by Elan or Prothena or an Affiliate in the 12 months prior to Completion then the rate for that employee shall be determined by using (i) a rate of USD$250,000 per annum (before the mark up of 40%) if that employee is in Prothena staff wage tier 4-5 or (ii) a rate of USD$400,000 per annum (before mark up of 40%) if that employee is in Prothena staff wage tier 1-3.

1.2.2	a fixed monthly charge of USD$6,000 (which includes a mark up) in respect of the Tysabri services for so long as such services are provided under this Agreement to account for use of lab space and capital equipment for any month in which Elan Employees use Prothena lab space or Tysabri samples are analyzed using Prothena equipment.

2.	The Provider shall ensure that its payroll system shall be structured so that the payroll costs in respect of FTE’s engaged in the provision of the Transitional Services it is providing shall be separately identifiable and capable of allocation so as to facilitate the calculation of the Service Fees in accordance with this Schedule 2.

3.	During the Term and at the start of each calendar month, the Provider shall deliver to Service Recipient an estimate which the parties will agree as the estimate of resources and the Provider’s staff or contractors which will be required for the provision of its Transitional Services in that month. The estimate shall state the amount of Service Fees it is estimated will be due in respect of the Provider’s Transitional Services for the relevant period.

4.	At the end of each calendar month, the Provider shall provide the Service Recipient with a report detailing the services provided, and the categories and line items under which its Service Fees have been accrued, in respect of that monthly period (the “Monthly Report”) which shall include the FTE allocation.

5.	The Provider shall issue an invoice for the Service Fees detailing the amount due in respect of its Transitional Services respectively for the relevant period. Where costs in Euro have been incurred by the Provider in the relevant period the parties agree to use of an average of the exchange rate between the U.S. dollar and Euro over the relevant period which shall then be reflected in the monthly invoice in U.S. dollars for that period.

6.	All Service Fees shall be subject to increase or decrease (by way of reconciliation in subsequent invoices) to the extent such increases or decreases are provided for by Schedule 2.

7.	Any disputes in relation to the Service Fees shall be dealt with in accordance with Clause 25.

The following is an illustrative table showing how the Service Fees will be calculated each month:

Elan Services to Prothena

Name / Department	Rate	% time charged to Prothena for relevant month	Monthly Cost
			(Excluding uplift of 40%)
CMC / QA
Gerry Murphy	$250,000 per annum $20,833 per month	100%	$20,833

Legal
Nina Ashton	$400,000 per annum $33,333 per month	40%	$13,333
IT Services		Not applicable	$75,000
Total cost per month (excluding IT services):			$34,166
Plus 40% uplift:			$47,832
Total cost per month (including uplift and IT services):			$122,832

Prothena Services to Elan

Name / Department	Rate	% time charged to Prothena for relevant month	Monthly Cost
			(Excluding uplift of 40%)
Finance
Randy Fawcett	$250,000 per annum $20,833 per month	2.5%	$521
Total Cost per month:			$521
Plus 40% uplift:			$729
Total cost per month:			$729

SCHEDULE 3

Transitional Services Committee

Nominated Representative

Elan Nominated Representative

Name & Contact Details
Name: Mary Sheahan Address: Elan Corporation plc, Treasury Building, Lower Grand Canal Street, Dublin 2 Telephone: +353 1 709 4039 Fax: +353 1 709 4700 E-mail: Mary.Sheahan@elan.com

Prothena Nominated Representative

Name & Contact Details
Name: Randy Fawcett Address: Prothena Biosciences Inc, 650 Gateway Boulevard, South San Fancisco, California 94080 Telephone: 650 837 8550 Fax: 837 8560 E-mail:

Elan Nominated Representative for Invoices and Invoice related correspondence

Name & Contact Details
Name: Mary Sheahan Address: Elan Corporation plc, Treasury Building, Lower Grand Canal Street, Dublin 2 Telephone: +353 1 709 4039 Fax: +353 1 709 4700 E-mail: Mary.Sheahan@elan.com

Prothena Nominated Representative for Invoices and Invoice related correspondence

Name & Contact Details
Name: Address: Telephone: Fax: E-mail:

SCHEDULE 4

Premises

Elan Premises

Treasury Building, Lower Grand Canal Street, Dublin 2

Prothena Premises

650 Gateway Boulevard

South San Francisco

CA 94080